Exhibit 4(b)(v)

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

by and between

SIX CONTINENTS INTERNATIONAL HOLDINGS B.V.

as Seller,

and

HPT IHG-2 PROPERTIES TRUST

as Buyer

February 9, 2005

TABLE OF CONTENTS

1.	Deadlines and Definitions.	2
	1.1 Deadlines	2
	1.2 Definitions	2
2.	Transfer of Shares	2
3.	Purchase Price	2
4.	Buyer’s Due Diligence and Inspection Rights; Termination Right.	2
	4.1 Review of Property and Property Documents	2
	4.2 Guidelines for Inspection Rights	3
	4.3 Title and Survey Examination	3
	4.4 As-Is, Where-Is, With All Faults Sale	4
	4.5 Termination Right	5
5.	Covenants.	5
	5.1 Seller’s Covenants: Effective Date to Closing Date	5
	5.2 Seller’s Covenants After the Closing Date	10
	5.3 Approvals and Notifications	10
	5.4 SEC Matters	10
	5.5 Access to Records	10
	5.6 Required Work; Generators	11
6.	Closing	11
	6.1 Closing Mechanics	11
	6.2 Seller’s Deliveries	12
	6.3 Buyer’s Deliveries	14
7.	Closing Costs.	15
	7.1 Seller’s Closing Costs	15
	7.2 Buyer’s Closing Costs	15
8.	Representations and Warranties.	15
	8.1 Seller’s Representations and Warranties	15
	8.2 [Reserved.]	22
	8.3 Claims of Breach Prior To Closing	22
	8.4 Survival and Limits On Buyer’s Claims	23
	8.5 Buyer’s Representations and Warranties	23
9.	Casualty and Condemnation	25
	9.1 Major Event	25
	9.2 Closing Despite Casualty/Condemnation	25
10.	Other Conditions to Closing	26
	10.1 Conditions to Buyer’s Obligations	26
	10.2 Conditions to Seller’s Obligations	27
	10.3 Waiver of Conditions	27
11.	Transaction Issues: Brokers, Confidentiality and Indemnity.	27
	11.1 Brokers	28
	11.2 Publicity	28
	11.3 Indemnity	28
12.	Default At or Prior to Closing.	28
	12.1 Buyer Default	29

	12.2 Seller Default	29
13.	Notices	30
14.	General Provisions.	31
	14.1 Execution Necessary	31
	14.2 Counterparts	31
	14.3 Successors and Assigns	31
	14.4 Governing Law	32
	14.5 Entire Agreement	32
	14.6 Time is of the Essence	32
	14.7 Interpretation	32
	14.8 Further Assurances	32
	14.9 Exclusive Application	32
	14.10 Partial Invalidity	33
	14.11 No Implied Waiver	33
	14.12 Rights Cumulative	33
	14.13 Attorney’s Fees	33
	14.14 Waiver of Jury Trial	33
	14.15 Facsimile Signatures	33
	14.16 No Recordation	34
	14.17 Exhibits and Schedules	34
	14.18 Jurisdiction	34
	14.19 Currency	34
15.	Additional Termination Rights	34
16.	Limitation of Liability	34
17.	Conflicting Terms	35
18.	Nonliability of Trustees	35

- ii -

SCHEDULE OF EXHIBITS AND SCHEDULES

EXHIBIT	TITLE	REFERENCE PARAGRAPH
A.	Legal Description of Land	Recitals
B.	Hotel Lease Agreement	Recitals
C.	Indemnification Agreement	Recitals
D.	List of Assets and Liabilities to Be Transferred Out of the Company Prior to Closing Date	5.1(K), 6.2(M) and 8.1(BB)
E.	Puerto Rico Comfort Letter	5.1	(L)
E-1	New Tax Concession
F.	Tenant Estoppel Certificate	5.1	(N)
G.	Ground Lease Estoppel	5.1	(N)
H.	Affidavit of Title	6.2	(D)
I.	Authority Certificate	6.2	(F)
J.	Reaffirmation of Representations	6.2	(G)
K.	Leases	8.1	(E)
L.	List of Contracts	8.1	(E)
M.	Press Release	11.2
N.	Letter Regarding Guarantee	6.2	(Q)
O.	Lessee Guarantee	6.2	(T)
P.	Required Work	5.6

SCHEDULE		TITLE	REFERENCE PARAGRAPH
A		Definitions	1.2
		Seller’s Reps and Warranties
6.1		Closing Procedure	6.1
8.1	(D)	Pending or Threatened Litigation	8.1	(D)
8.1	(F)	Conditions Materially Affecting the Property	8.1	(F)
8.1	(G)	Conditions Affecting Utilities and Services	8.1	(G)
8.1	(H)	Violation of Laws Relating to Zoning, Construction, Health and Fire Safety, etc.	8.1	(H)
8.1	(I)	Unpaid (Delinquent) Taxes or Special Assessments	8.1	(I)
8.1	(K)	Hazardous Materials	8.1	(K)
8.1	(M)	Material Defects in Property	8.1	(M)
8.1	(N)	Unpaid Taxes, Etc.	8.1	(N)
8.1	(O)	Unobtained Licenses and Permits	8.1	(O)
8.1	(R)	Violation of Laws	8.1	(R)
8.1	(T)	Material Defaults with Respect to Permitted Title Exceptions	8.1	(T)
8.1	(W)	Information with Respect to Leases and Ground Leases	8.1	(W)
8.1	(AA)	List of Material Governmental Licenses, Permits, Concessions and Franchises	8.1	(AA)

SCHEDULE	TITLE	REFERENCE PARAGRAPH
8.1(BB)(iii)	Pending or Threatened Litigation Continuing After Closing	8.1(BB)(iii)

- ii -

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

          THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 9, 2005, by and between SIX CONTINENTS INTERNATIONAL HOLDINGS B.V., a Netherlands closed limited liability company (“Seller”), and HPT IHG-2 PROPERTIES TRUST, a Maryland real estate investment trust (“Buyer”).

R E C I T A L S:

          WHEREAS, Seller owns all of the issued and outstanding shares of common stock, with a par value of One Hundred Dollars ($100) per share (the “Company Shares”), of Crowne Plaza (Puerto Rico) Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Company”);

          WHEREAS, the Company is the owner of the InterContinental San Juan Resort and Casino in San Juan, Puerto Rico (the “Hotel”), including (i) fee simple title (“pleno dominio”) to the land described on Exhibit A (the “Owned Real Property”), (ii) a valid and assignable leasehold estate in and to the leased land also described on Exhibit A (the “Leased Real Property”) and (iii) the Property (as hereinafter defined);

          WHEREAS, Seller and Buyer are parties to that certain Stock Purchase Agreement dated as of December 17, 2004, as amended as of December 22, 2004, January 14, 2005, January 26, 2005, February 2, 2005 and February 8, 2005 (the “Original Agreement”), pursuant and subject to the terms and conditions of which Buyer has agreed to purchase the Company Shares from Seller;

          WHEREAS, Seller and Buyer desire to amend and restate the Original Agreement as herein provided;

          WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Company Shares for an aggregate purchase price of One Hundred Nineteen Million and No/100 Dollars ($119,000,000.00), plus an amount equal to the amount of Working Capital of the Company at Closing and Buyer will thereby acquire all the outstanding capital stock of the Company, all upon the terms and conditions set forth herein;

          WHEREAS, simultaneously with the execution of this Agreement by Buyer and Seller, Buyer and certain related parties of Seller and the Company (each, a “Seller Related Party,” collectively, the “Seller Related Parties”) are entering into an Amended and Restated Purchase and Sale Agreement (as amended from time to time, the “Purchase and Sale Agreement”) pursuant to which Buyer will purchase certain other hotels and properties owned by the Seller Related Parties;

          WHEREAS, a Seller Related Party (such party being the “Lessee”), on one hand, and the Company or a related party of Buyer (such party being the “Lessor”), on the other hand, shall enter into a Lease Agreement in the form attached hereto as Exhibit B (the “Hotel Lease Agreement”) pursuant to which the Lessor will lease the Hotel to the Lessee; and

          WHEREAS, on the Closing Date, Buyer, Seller and Holiday Hospitality Franchising, Inc., a Delaware corporation (“HHF”), will enter into an Indemnification Agreement substantially in the form attached hereto as Exhibit C (the “Indemnification Agreement”), pursuant to which Seller and HHF will indemnify Buyer and its affiliates with respect to certain potential losses and damages.

          NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Seller to Buyer and by Buyer to Seller upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

          1. Deadlines and Definitions.

               1.1 Deadlines. Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“Closing Deadline” shall be the same date as the initial “Closing Deadline” set forth in, and as such date may be extended in accordance with the terms of, the Purchase and Sale Agreement.

“Due Diligence Deadline” shall mean February 9, 2005.

               1.2 Definitions. In addition, wherever used in this Agreement, the terms set forth on Schedule A shall have the meanings set forth on Schedule A.

          2. Transfer of Shares. Subject to the terms and conditions of this Agreement on the Closing Date, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Shares for the consideration specified below in Paragraph 3.

          3. Purchase Price. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall pay to Seller (1) an aggregate amount of One Hundred Nineteen Million and No/100 Dollars ($119,000,000.00), in cash by wire transfer, for the Company Shares (the “Purchase Price”), and (2) an aggregate amount, in cash by wire transfer, equal to Thirty Two Million Seven Hundred Thousand and No/00 Dollars ($32,700,000.00)] on account of the Working Capital of the Company (such amount, together with the Purchase Price, the “Adjusted Purchase Price”).

          4. Buyer’s Due Diligence and Inspection Rights; Termination Right.

               4.1 Review of Property and Property Documents. Until Closing, and subject to the terms of Paragraph 4.2, Seller shall provide, and shall cause the Company to provide, Buyer and Buyer’s Representatives with access to the Property and the Property Documents, wherever located, upon reasonable prior notice at reasonable times during business hours, with the right and license to conduct Due Diligence with respect to the Property. Subject to Paragraphs 7.1 and 7.2, Buyer covenants and agrees that it will inspect the Hotel at its sole cost and expense and will not allow any liens to attach against the Hotel as a result of its Due

Diligence. If Buyer or Seller Terminates this Agreement, then upon written request from Seller, Buyer shall endeavor to deliver promptly to Seller (at no cost to Buyer) copies of all Buyer’s Diligence Reports in its possession (except for such materials which Buyer deems confidential or proprietary), but with no liability for the accuracy thereof and no representation that Seller or any other party may rely thereon. Seller represents that neither it nor the Company has altered or intentionally withheld any part of the Property Documents delivered to Buyer.

               4.2 Guidelines for Inspection Rights. Buyer’s rights to conduct Due Diligence shall be subject to the following further requirements: (a) Due Diligence must not unreasonably interfere with the operation or management of the Hotel or unreasonably disturb the rights of guests or Tenants; (b) Buyer must provide Seller with at least twenty-four (24) hours prior written notice of its intent to perform Due Diligence on the Property and Seller shall have the right to have a representative of Seller and/or the Company present during any such entry upon the Property by Buyer or Buyer’s Representatives; (c) Buyer shall not contact any Tenant, Hotel contractor, Hotel guest, or Hotel employee without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed; (d) Seller or its designated representative shall have the right to pre-approve (which approval shall not be unreasonably withheld or delayed), and be present during, any physical testing of the Property; (e) Buyer shall immediately return the Property to the condition existing prior to any tests and inspections; (f) Due Diligence activities may not unreasonably affect the appearance of the Hotel in any way; and (g) Buyer may not conduct any invasive sampling, boring, testing, or analysis of soils, surface water or groundwater at the Property without first having obtained prior written approval of Seller, which approval shall not be unreasonably withheld or delayed. Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name the Company as an additional insured and provide such additional coverages with appropriate limits as Seller and/or the Company shall reasonably require, and (ii) provide the Company with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of (i) a so-called “Phase I” environmental report with respect to the Property or (ii) a zoning report with respect to the Property, Buyer shall not contact any governmental official or representative regarding hazardous materials on, or the environmental condition of, the Property, or the status of compliance of the Property with zoning, building code or similar Laws, without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed.

               4.3 Title and Survey Examination. Seller, on or prior to the Effective Date, delivered, or caused the Company to deliver, to Buyer a copy of Seller’s or the Company’s, as applicable, most recent Survey of the Property and a Title Commitment.

               A. Title and Survey Objections. Buyer shall have until the Due Diligence Deadline to notify Seller in writing of any Title Objections. If Buyer fails to notify Seller of any Title Objections on or before such date, then, notwithstanding any other provisions set forth herein, such failure to notify Seller shall constitute a waiver of such right to object to such matters existing as of the Effective Date and disclosed in the Title Commitment or Survey. Seller shall notify Buyer within three (3) Business Days of its receipt of such notice if Seller has elected to Remove, or to cause the Company to Remove, any such Title Objections. If Seller fails to respond within such timeframe, Seller shall be deemed to have declined to remove such Title Objections (other than Required Removal Items). If Seller does not covenant in writing to Buyer that Seller will Remove, or cause the Company to Remove, the Title Objections prior to Closing (other than Required Removal Items), Buyer shall have until the Closing Date to elect in writing, either to (a) Terminate this Agreement, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its Title Objections (other than Required Removal Items) and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected to Terminate this Agreement. Any such Title Objection so waived by Buyer shall be deemed to constitute a Permitted Title Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

               B. Cure of Title Matters. At Closing, if this Agreement is not Terminated as permitted herein, Seller shall Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Removal Items.

               C. Buyer’s Right To Terminate. If Seller fails to Remove or cause to be removed any Title Objection (other than Required Removal Items) prior to Closing that it has agreed to remove (or cause to be removed) pursuant to subsection (A) above, then Buyer’s sole remedy shall be to Terminate this Agreement by written notice to Seller on or prior to the Closing Date, and the parties shall have no further rights or obligations hereunder except for those which expressly survive any such termination.

               D. Pre-Closing “Gap” Defects. Whether or not Buyer shall have furnished to Seller any notice of Title Objections before the Due Diligence Deadline, Buyer may at or prior to Closing notify Seller in writing of any defects in the Title Commitment or the Survey appearing in the Title Commitment or the Survey for the first time at any time after the Effective Date. With respect to any Title Objections set forth in such notice, Buyer shall have the same rights as those which apply to any notice of defects in title resulting from a notice of title defects by Buyer on or before the Due Diligence Deadline and Seller shall have the same rights and obligations to cure (or cause to be cured) the same at or prior to Closing. If necessary, the date for Closing shall be extended by written notice from Seller to Buyer (by not more than fifteen (15) days) to allow Seller to cure such pre-closing “gap” defects.

               4.4 As-Is, Where-Is, With All Faults Sale. (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT THE CLOSING, SELLER DISCLAIMS THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROPERTY OR MATTERS AFFECTING THE PROPERTY, WHETHER MADE BY SELLER, ON ITS BEHALF OR OTHERWISE INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, TITLE TO OR THE BOUNDARIES OF THE REAL PROPERTY, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND

ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY AND ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THEY ARE LOCATED. BUYER ACKNOWLEDGES (I) THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, FINANCIAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY; AND (II) THAT BUYER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED TO BUYER AT THE CLOSING, MADE BY SELLER. BUYER FURTHER ACKNOWLEDGES THAT IT HAS NOT RECEIVED FROM OR ON BEHALF OF SELLER ANY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT OR OTHER ADVICE WITH RESPECT TO THIS TRANSACTION AND IS RELYING SOLELY UPON THE ADVICE OF THIRD PARTY ACCOUNTING, TAX, LEGAL, ARCHITECTURAL, ENGINEERING, PROPERTY MANAGEMENT AND OTHER ADVISORS. SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, BUYER SHALL PURCHASE THE PROPERTY IN THEIR “AS IS” CONDITION ON THE CLOSING DATE.

               (b) BUYER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS PARAGRAPH 4.4 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

               4.5 Termination Right. If Buyer, in its sole and absolute discretion, determines not to proceed with the Transaction or is not satisfied with any matters relating to the Property, Buyer may Terminate this Agreement by written notice to Seller at any time on or prior to the Due Diligence Deadline. If Buyer does not timely exercise such right to Terminate this Agreement, then Buyer shall be deemed to have accepted the condition of the Property (subject to Seller’s compliance with the representations, warranties and covenants of this Agreement, and the conditions set forth in Paragraph 10) and shall thereafter have no right to Terminate this Agreement on account of such Due Diligence termination right under this Paragraph 4.5. If after the Due Diligence Deadline Buyer conducts further Due Diligence, Buyer acknowledges and agrees that Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Paragraph 4.5 after the Due Diligence Deadline.

       5. Covenants.

               5.1 Seller’s Covenants: Effective Date to Closing Date. Seller agrees that after the Effective Date:

               A. Capital Stock. Seller shall not, and shall cause the Company not to, redeem, repurchase, sell, pledge or otherwise dispose of any shares of the capital stock of the

Company, or issue any new shares of capital stock of the Company, or grant any options, warrant or other rights to purchase shares of capital stock of the Company, without the prior written consent of Buyer.

               B. Corporate Documents. Seller shall not, and shall cause the Company not to, cause any amendment, supplement, waiver or modification to or of any of the Governing Documents of the Company, without the prior written consent of Buyer.

               C. No Alteration of Title. Seller shall not, and shall cause the Company not to, transfer or alter or encumber in any way the Company’s title to the Real Property as it exists as of the Effective Date without written notice to, and the prior written consent of, Buyer. If Buyer fails to object in writing to any such proposed instrument within five (5) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such instrument that is proposed by Seller.

               D. New Leases and Modifications to Existing Leases. If the Company desires to (i) enter into any new Lease or Ground Lease, (ii) cancel, modify, amend, extend or renew any existing Lease or any Ground Lease, (iii) consent to any assignment or sublease in connection with any Lease or any Ground Lease, (iv) accept any prepayment of rent thereunder (more than thirty (30) days in advance), or (v) take any other material action with respect to any Lease or any Ground Lease, Seller shall deliver to Buyer written notice of such action, which notice shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. Seller shall not permit the Company to take such action without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (and if no response by Buyer is made within five (5) Business Days after Buyer’s receipt of such request and all documents related thereto, such consent shall be deemed to have been granted). Seller shall promptly provide Buyer with true, correct and complete copies of any Lease, modification, or amendment of a Lease entered into by the Company. Notwithstanding any provision of this Agreement to the contrary, without any requirement for notice or consent from Buyer, the Company may, but shall not be obligated to, take any action with respect to any Lease that the Lessee may, without the consent of the Lessor, take under the Hotel Lease Agreement as if it had been in effect as of the Effective Date.

               E. Contracts. If the Company desires to (i) enter into any new Contracts, (ii) cancel, modify, amend, extend or renew any existing Contracts, (iii) waive any default under or accept any surrender of any Contracts, or (iv) take any other material action with respect to any Contract, Seller shall deliver to Buyer written notice of such action, which notice shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. Except for Contracts that can be terminated, without penalty, upon thirty (30) days (or less) written notice from the Company, Seller shall not permit the Company to take such action without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (and if no response by Buyer is made within five (5) Business Days after Buyer’s receipt of such request and all documents related thereto, such consent shall be deemed to have been granted); upon delivery of such written consent, such Contract or modification thereof shall thereupon be included within the definition of “Contracts” set forth herein. Seller shall promptly provide Buyer with true, correct and complete copies of any Contract, modification, or amendment entered into by the Company. Notwithstanding any provision of this Paragraph 5.1(E) to the contrary, without any requirement for notice or consent from Buyer, the Company may, but shall not be obligated to, take any action with respect to any Contracts that the Lessee could, without the consent of Lessor, take under the Hotel Lease Agreement as if it had been in effect as of the Effective Date.

               F. Mortgage Discharges. On or before the Closing Date, Seller shall record, or cause to be recorded, at its sole expense, those certain Mortgage Discharges and Cancellations in the appropriate land records in order to remove certain mortgage or other liens as encumbrances against the Real Property; as follows: (a) $9,480,000 mortgage recorded at page 121 of volume 750 of Carolina; (b) 2. $38,000,000 mortgage (reduced to $20,172,961.00) recorded at page 122 of volume 750 of Carolina; (c) a fixture filing recorded at overleaf of page 124 of volume 750 of Carolina; (d) the $45,000,000 mortgage in favor of Column Financial, Inc.; (e) the Financing Statement in favor of Column Financial, Inc.; (f) the $38,000,000 mortgage in favor of the Puerto Rico Industrial, Medical, Higher Education and Environmental Pollution Control Facilities Financing Authority; (g) the $9,480,000 mortgage in favor of bearer of mortgage note; and (h) the $1,000,000 in favor of Column Financial, Inc. encumbering the leasehold.

               G. Personal Property. Seller shall not, and Seller shall take all actions required to ensure the Company does not, remove any of the Personal Property Leases, Contracts, or Other Interests, and the Excluded Property, from the Real Property nor use any of the Personal Property prior to the Closing Date except such use thereof as is normal and customary in the operation and maintenance of the Hotel.

               H. Other Consents and Approvals. Seller and Buyer shall cooperate and use commercially reasonable efforts (and Seller shall cause the Company to cooperate and use commercially reasonable efforts) to promptly obtain all approvals and consents to the Transaction, such approvals to be in form and substance satisfactory to Seller and Buyer and their respective counsel, including any approval from any agency or department of the government of Puerto Rico (including, without limitation, the Puerto Rico Tourism Company and the Commissioner of Financial Institutions) and any consents or approvals from third parties to any of the Contracts, Leases or other agreements, provided that exercise of commercially reasonable efforts shall not require the payment of any fee or other economic consideration for any such approval or consent from any party other than to a governmental agency.

               I. Intellectual Property. Buyer acknowledges that subject to the Hotel Lease Agreement, Seller Related Parties are retaining all right, title and interest in and to all their respective intellectual property rights that may be used within or comprise any part of the Property except as may be specifically licensed to the Company pursuant to a separate license agreement with Lessee or in accordance with the terms of the Hotel Lease Agreement.

               J. Liquor License. Buyer acknowledges and agrees that the Lessee will be responsible for applying for and obtaining any liquor licenses for the Property from the applicable local and/or state authorities and otherwise be liable for and conduct in accordance with applicable law all liquor operations at the Property on and after the Closing Date in accordance with the terms and provisions of the Hotel Lease Agreement.

               K. Allowable Transactions. Promptly after the Effective Date, but in any event on or prior to the Closing Date, Seller shall cause the Company to transfer to Lessee (1) all of its assets listed on Exhibit D for net book value, and (2) all of its Liabilities of every nature whatsoever, whether actual or contingent. Further, all employees of the Company shall be transferred to Lessee, so that as of the Closing Date, the Company shall have no employees. Finally, Seller shall cause the Company to settle any intercompany accounts between the Company, on one hand, and Seller or a Seller Related Party, on the other hand. Copies of all documentation required to accomplish the matters contemplated by this Paragraph shall be provided to Buyer and its counsel prior to their execution and at Closing. The parties shall cooperate in addressing any reasonable comments on such documentation provided by Buyer or its counsel.

               L. Puerto Rico Comfort Letter/Tax Concession. Attached as Exhibit E is a copy of the “comfort” letter dated December 2, 2004 issued by the Puerto Rico Tourism Company. The new tax concession referenced in such comfort letter was issued on December 15, 2004 and is attached hereto as Exhibit E-1. Seller shall use commercially reasonable efforts to (and shall cause the Company to use commercially reasonable efforts to) obtain the approval of the Puerto Rico Tourism Company for the transfer of the Company Shares from Seller to Buyer as expeditiously as possible and to have the amended tax concession described therein issued as promptly as possible after the Effective Date for the benefit of Buyer. The parties shall cooperate in all respects to obtain the amended concession as expeditiously as reasonably possible following the Effective Date. In connection with the issuance of the amended concession, each party shall take (and Seller shall cause the Company to take) all actions reasonably necessary to ensure that “clean” debt certificates with respect to the Company and Seller (i.e., reflecting no debt) are issued by all appropriate and required agencies or departments of the government of Puerto Rico (or by any municipal or local agencies or departments). Seller shall allow Buyer’s representatives to participate in any written application, hearing, telephone call or meeting involving the Puerto Rico Tourism Company that in any way relates to the matters contemplated by this paragraph, and shall provide Buyer and its counsel reasonable notice of any such application, hearing, telephone call or meeting. Seller shall provide in advance copies of any and all documentation submitted to the Puerto Rico Tourism Company and shall provide a copy of any and all documentation received from the Puerto Rico Tourism Company.

               M. Casino License/Commissioner Approval. Promptly after the Effective Date, Seller shall cause the Company and Lessee to take all required actions reasonably required to ensure that Lessee obtains a license to operate the casino at the Hotel as expeditiously as reasonably possible following the Effective Date and in any event on or prior to the Closing Date. Seller shall cause the Company and Lessee to disclose to the Commissioner of Financial Institutions the fact that the Company Shares will be transferred from Seller to Buyer. The parties shall cooperate in all respects to obtain such approvals and license as provided above. Seller shall keep Buyer and its counsel informed of any and all communications with the Commissioner of Financial Institutions or other governmental agencies relating to such matters.

               N. Tenant Estoppels; Ground Lease Estoppels. Seller shall use reasonable efforts to obtain from each tenant under the Leases an estoppel certificate duly executed by and delivered by such tenant in the form of Exhibit F (each a “Tenant Estoppel Certificate”) with respect to each of the Leases and as otherwise required pursuant to the terms of such Leases. Seller shall obtain an estoppel certificate in the form of Exhibit G (each a “Ground Lease Estoppel Certificate”) duly executed and delivered by such ground lessor under each Ground Lease and as otherwise required pursuant to the terms of such Ground Leases.

               O. Change in Brands. Seller shall not permit the Company to change, and it shall cause its affiliates not to change, the brand now in effect with respect to the Hotel.

               P. Permits. Seller shall use reasonable efforts to obtain all of the permits set forth in Paragraph 10.1(K).

               Q. Seller’s Actions. Seller shall use reasonable efforts prior to the Closing Date to satisfy all of the closing conditions set forth in Paragraphs 10.1(K) through (J) and cooperate with Buyer (as applicable) to complete any documentation required to effectuate the matters contained therein.

               5.2 Seller’s Covenants After the Closing Date. All payments received by Buyer or the Company after the Closing with respect to the revenue generated by the Hotel prior to the Closing shall belong to Seller and Buyer or the Company, as applicable, shall promptly deliver to Seller all such payments. Subject to the terms of the Hotel Lease Agreement, all trade payables or other Liabilities that relate to Hotel prior to the Closing, whether invoices are received by Buyer or Seller, shall be paid by Seller or Lessee (for the account of the Company if applicable) on or prior to the date such payment is due. Any bills or other notices received by Buyer that relate to Hotel operations prior to the Closing shall be promptly delivered to Seller. The provisions of this paragraph shall survive the Closing.

               5.3 Approvals and Notifications. Each of Buyer and Seller, as applicable, will, as promptly as practicable after the execution of this Agreement (i) make, or cause to be made, all such filings and submissions to any governmental authority as may be required or desirable (in Buyer or Seller’s respective discretion) to consummate the purchase and sale of the Company Shares in accordance with the terms of this Agreement, and (ii) use its commercially reasonable efforts to take, or cause to be taken, all other actions which are necessary or advisable (in Buyer or Seller’s respective discretion) in order for Buyer or Seller to fulfill its obligations under this Agreement. Each of Buyer and Seller will coordinate and cooperate (and Seller will cause the Company to coordinate and cooperate) with the other in exchanging such information and supplying such assistance as may be reasonably requested in connection with the foregoing including, without limitation, providing copies of notices and information supplied to or filed with any governmental authority (except for notices and information which Buyer or Seller, as the case may be, acting reasonably, considers highly confidential and sensitive which may be filed on a confidential basis, but which may be shared with Buyer’s or Seller’s, as the case may be, outside legal counsel or as otherwise provided in Paragraph 11.2), and all notices and correspondence received from any governmental authority.

               5.4 SEC Matters. Seller shall cooperate and shall cause the Company to cooperate with Buyer or any of its affiliates in connection with the preparation of any documents to be filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and shall use commercially reasonable efforts to provide such persons with financial statements and other financial information that Buyer requests relating to periods prior to the Closing Date and to obtain consents from Seller’s and the Company’s independent accountants in connection therewith. The provisions of this paragraph shall survive the Closing.

               5.5 Access to Records. After the Closing Date and during normal business hours, Buyer shall afford to Seller, its lenders, counsel, accountants, and other representatives, reasonable access to the books, contracts, and records, insofar as the same relate to the Company and the Property and do not otherwise constitute Confidential Materials and shall furnish such persons with all information or copies thereof (including financial, tax and operating data) concerning the Company and the Property as they reasonably may request. Requests for such information shall be coordinated with Seller’s designated representatives, and Buyer shall use its commercially reasonable efforts to assist the Seller, its lenders, counsel, accountants, and other representatives in their examination.

               5.6 Required Work; Generators.

               (A) Seller shall within twenty four (24) months of the Closing Date:

(i)	(a) address the property conditions described as an “immediate need” in the property condition reports prepared by ATC Associates, Inc. for the Hotel and attached hereto as Exhibit P, and (b) mitigate the effects of moisture related issues within the “mold sensitive” areas identified in the reports by ATC Associates, Inc for the Hotel; and

(ii)	have Seller’s engineers conduct a written evaluation of the emergency power generators located at the Hotel in order to ascertain such generator’s ability to function property during an emergency and the operating noise levels; such review shall present the engineer’s conclusions as to whether the current condition of the generators satisfactorily meets the needs of the Hotel, and, if necessary, suggest a plan to remedy any deficiencies revealed ins such evaluation. Seller and Buyer agree to cooperate to establish a scope of work plan and schedule for completion of any deficiency identified in such review; and

(iii)	Seller agrees to complete all projects actually in process and identified in the property condition reports prepared by ATC Associates, Inc. for the Hotel.

          6. Closing. Subject to the satisfaction (or waiver) of the conditions precedent set forth in Paragraphs 10.1 and 10.2, the time and place of Closing shall be held at 9:00 a.m. Eastern standard time at or through the offices of Buyer’s attorneys on the Closing Date specified by Buyer to Seller on not less than five (5) Business Days prior written notice or such other time and location mutually agreed to by the parties.

               6.1 Closing Mechanics. The Closing shall be conducted through escrow with the Closing Agent using an escrow procedure mutually acceptable to both Seller and Buyer, or, if either Buyer or Seller determines in good faith that such an escrow Closing is not practical, through a so-called “New York style” closing (in which authorized representatives of Seller and Buyer attend the Closing). Seller and Buyer agree to execute and deliver into escrow on the day prior to the Closing Date (or, if applicable, execute at a “pre-closing” at 10:00 a.m. Eastern standard time on the last Business Day prior to the Closing Date but not deliver until the “New York style” closing) all Closing Documents with funding and release to occur on the Closing Date. Upon Closing, Buyer shall deliver to Seller the Adjusted Purchase Price and the other items required of Buyer as elsewhere set forth herein, and Seller shall deliver to Buyer the Company Shares and the other items required of Seller as elsewhere set forth herein. Notwithstanding anything contained in this Agreement to the contrary, including Paragraph 10, Buyer and Seller agree that the Closing hereunder and the consummation of the initial transaction under the Purchase and Sale Agreement shall occur in accordance with the procedure set forth in a separate letter agreement duly executed and delivered by each such party in connection with the Closing.

               6.2 Seller’s Deliveries. At Closing, Seller shall deliver, or cause to be delivered to Buyer, the following:

               A. Stock Certificates. Certificate(s) representing the Company Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, bearing or accompanied by all requisite stock transfer stamps, and free and clear of any and all Liens.

               B. Good Standing Certificate. A certificate of the applicable public official to the effect that the Company is a validly existing corporation in good standing in the Commonwealth of Puerto Rico as of a date not more than five (5) days prior to the Closing Date.

               C. Governing Documents. True and correct copies of (i) Governing Documents (other than the bylaws) of the Company certified by the applicable public official of the Commonwealth of Puerto Rico, and (ii) bylaws of the Company certified by the Secretary or Assistant Secretary of the Company.

               D. Affidavit of Title/Gap Indemnity. An Affidavit of Title for the Hotel duly executed and delivered by Seller with respect to liens and title matters in substantially the form of Exhibit H or as may otherwise be customary in Puerto Rico or in such form as may be required by the Title Company.

               E. Closing Statement. A Closing Statement Agreement duly executed and delivered by Seller in a form sufficient to account for the Transaction.

               F. Evidence of Authority. Evidence that Seller has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents, consisting of a certificate of an Assistant Secretary of Seller duly executed and delivered by such Assistant Secretary with respect to the authority to act on behalf of Seller of the individual executing on behalf of Seller all documents contemplated by this Agreement, in the form of Exhibit I.

               G. Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in Paragraph 8.1 hereof in the form of Exhibit J duly executed and delivered by Seller.

               H. Hotel Lease Agreement. A counterpart of the Hotel Lease Agreement duly executed and delivered by the Lessee; provided, however, that Buyer and Seller agree that the Hotel Lease Agreement shall be revised as to form (not substance) as may be necessary to allow it to be executed as a public instrument and recorded in the Registry of Property of Puerto Rico. Buyer agrees that Seller or Lessee may file the Hotel Lease Agreement in the said Registry of Property. Buyer and Seller shall each furnish such evidence of authority to the persons executing the Hotel Lease Agreement as may be required to accomplish its recording in the Registry of Property of Puerto Rico. All costs, taxes and expenses associated with the cancellation of any revenue stamps and recording stamps and vouchers charged or assessed in connection with the protocolizacion of the Hotel Lease Agreement in Puerto Rico or the recording and cancellation of the Hotel Lease Agreement in the Puerto Rico Registry of Property are herein referred to collectively as “Lease Recording Charges.”

               I. Indemnification Agreement. An executed counterpart of the Indemnification Agreement duly executed and delivered by Seller and HHF.

               J. Other Instruments. Such other instruments or documents as may be reasonably requested by Buyer or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement, subject to Seller’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

               K. Delivery of Keys and Property Documents. The Property Documents and all keys to the Property or any portion thereof.

               L. Opinions. One or more written opinions from counsel to Seller in customary form and substance reasonably satisfactory to Buyer, regarding the authorization, execution, delivery and enforceability of the (i) Hotel Lease Agreement, (ii) the Indemnification Agreement and (iii) such other opinions as may be mutually agreed to by the parties.

               M. Transfer of Assets and Assumption of Liabilities. Evidence satisfactory to Buyer that the assets and Liabilities listed on Exhibit D have been transferred or assigned to Lessee and that Lessee has assumed and agreed to pay the Company’s Liabilities pursuant to Paragraph 5.1(K).

               N. Tax Concession. Any documentation filed with the Puerto Rico Tourism Company since the Effective Date and, if issued, the amended tax concession from the Puerto Rico Tourism Company and, if issued, the consent to the transfer of the Company Shares to Buyer.

               O. Casino License. Evidence satisfactory to Buyer that the casino license has been issued to Lessee.

               P. Special Partnership Election. True and correct copies of the election filed by the Company to elect to be treated as a “special partnership” (the “Special Partnership Election”) under Subchapter K of Chapter 2 of Subtitle A of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”), and the reply received from the Puerto Rico Treasury Department concerning such election.

               Q. Letter regarding Guaranty. A letter agreement dated as of the Closing Date from IHG for the benefit of the Beneficial Parties (as defined therein) in the form of Exhibit N duly executed and delivered by IHG.

               R. Ground Lease Consent and Estoppel. A Ground Lease Estoppel Certificate duly executed by the respective lessor with respect to each of the Ground Leases and any consents that may be required as a result of the Transaction under the terms of the Ground Leases in each case in form and substance reasonably acceptable to Buyer.

               S. Tenant Estoppel Certificates. Tenant Estoppel Certificates from each of the tenants under the Leases to the extent received by Seller or the Company.

               T. Lessee Guaranty. The Guaranty Agreement, in substantially the form of Exhibit O, duly executed and delivered by Lessee.

               U. Post-Closing Agreement. A Post-Closing Agreement dated the Closing Date in the form reasonably agreed to by the parties hereto, duly executed by Seller.

               6.3 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

               A. Adjusted Purchase Price. The Adjusted Purchase Price due at Closing under this Agreement by wire transfer to such bank account outside of Puerto Rico as Seller shall designate.

               B. Closing Document Counterparts. Executed counterparts of any of the Closing Documents described in Paragraph 6.2 which are to be signed by Buyer.

               C. Hotel Lease Agreement. An executed counterpart of the Hotel Lease Agreement.

               D. Indemnification Agreement. An executed counterpart of the Indemnification Agreement.

               E. Opinions. One or more written opinions from counsel to Buyer in customary form and substance reasonably satisfactory to Seller, regarding (i) the authorization, execution, delivery and enforceability of the Hotel Lease Agreement and (ii) such other opinions as may be mutually agreed to by the parties.

          7. Closing Costs.

               7.1 Seller’s Closing Costs. Seller shall pay the following: (a) the fees and expenses of Seller’s and the Company’s attorneys, (b) the costs (including recording costs) of any cure of title defects required of Seller hereunder, (c) the commission due any broker retained by Seller, (d) half of all escrow agent fees (if any are charged in connection with this Transaction), (e) half of costs and expenses and premiums in connection with the preparation of the title reports and the issuance of the Title Policy (including a non-imputation and all other endorsements reasonably requested by Buyer), (f) half of all recording charges due on recordation of any Closing Documents, (g) half of the costs and expenses of the Surveyor to prepare the Survey, (h) half of the cost and expense of any local counsel mutually retained by Buyer and Seller in Puerto Rico, (i) half of the costs and expenses of all environmental and engineering reports regarding any Property furnished to Buyer and any follow-up studies required or suggested thereby or otherwise heretofore requested by Buyer, (j) half of the costs of any zoning reports or related zoning due diligence studies requested by Buyer in connection with its Due Diligence hereunder and (k) half of the Lease Recording Charges.

               7.2 Buyer’s Closing Costs. Buyer shall pay the following: (a) except as otherwise provided herein, the costs of Buyer’s Due Diligence, (b) half of the costs and expenses of all environmental and engineering reports regarding any property furnished to Buyer and any recommended and/or follow-up studies required or suggested thereby or otherwise heretofore requested by Buyer, (c) the fees and expenses of Buyer’s attorneys, (d) the commission due any Broker retained by Buyer, (e) all lenders’ fees related to any financing to be obtained by Buyer; (f) half of all recording charges due on recordation of any Closing Documents, (g) half of all escrow agent fees (if any are charged in connection with this Transaction), (h) half of the costs and expenses from the Title Company to prepare the title reports, (i) half of the costs, expenses and premiums for the Title Commitment and Title Policy (including a non-imputation and all other endorsements reasonably requested by Buyer), (j) half of the costs of the costs of the Surveyor to prepare the Survey, (k) half of the cost and expense of any local counsel mutually retained by Buyer and Seller in Puerto Rico, (l) half of the costs of any zoning reports or related zoning due diligence studies requested by Buyer in connection with its Due Diligence hereunder and (n) half of the Lease Recording Charges.

          8. Representations and Warranties.

               8.1 Seller’s Representations and Warranties. To induce Buyer to enter into this Agreement, Seller covenants, represents and warrants to Buyer as follows:

               A. Each of Seller and the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority under the laws of such jurisdiction and its respective charter documents to enter into and perform its obligations under the Closing Documents and to consummate the transactions contemplated thereby. Each of Seller and the Company is duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where such failure to qualify would not have a material adverse effect on Seller or the transactions contemplated hereby.

               B. Seller has taken (or will take, prior to the Closing Date) all necessary action to authorize the execution, delivery and performance of this Agreement and the other Closing Documents to which it is a party, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing Date, such document shall constitute the valid and binding obligation and agreement of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

               C. The execution, delivery or performance of the Closing Documents by Seller, and the compliance with the terms and provisions thereof, will not result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, any Contract or Seller’s Governing Documents or result in the creation of any lien, charge or encumbrance upon any Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

               D. Except as may be set forth on Schedule 8.1(D), to Seller’s Knowledge, no action or proceeding is pending or threatened, and no investigation looking toward such an action or proceeding has begun, which (i) questions the validity of this Agreement or any of the other Closing Documents or any action taken or to be taken pursuant thereto, (ii) will result in any material adverse change in the business, operation, affairs or condition of the Company or the Property, (iii) may result in or subject the Company to a material liability, (iv) involves condemnation or eminent domain proceedings against any material part of the Property or (v) is likely to materially and adversely affect the ability of Seller to perform its obligations hereunder.

               E. Other than (i) the Permitted Title Exceptions, (ii) the Leases set forth on Exhibit K, (iii) the Contracts set forth on Exhibit L, (iv) the Ground Leases, and (v) agreements and easements with governmental bodies and utility companies which are reasonably necessary for the development and operation of the Property as contemplated by this Agreement and the Closing Documents, there are no material agreements, leases, licenses or occupancy agreements affecting the Property which will be binding on the Company subsequent to the Closing Date.

               F. Except as may be set forth in Schedule 8.1(F) or in the written inspection reports delivered to Buyer in connection herewith, to Seller’s Knowledge, there is no fact or condition which materially and adversely affects the physical condition of the Property which has not been set forth in this Agreement, or in the other documents, certificates or statements furnished to or obtained by Buyer in connection with the transactions contemplated hereby.

               G. All utilities and services necessary for the use and operation of the Property (including, without limitation, road access, water, electricity and telephone) are available thereto, and are of sufficient capacity to meet adequately all needs and requirements necessary for the current use and operation of the Property. To Seller’s Knowledge, except as may be set forth in Schedule 8.1(G), no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Property.

               H. Except as may be set forth in Schedule 8.1(H), or in the written inspection reports (including environmental reports) delivered to Buyer in connection herewith, to Seller’s

Knowledge (i) the Property and the use and operation thereof do not violate any material federal, state, Commonwealth of Puerto Rico, municipal or other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety or fire safety applicable thereto; and (ii) there are in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. To Seller’s Knowledge, except as may be set forth in Schedule 8.1(H), there is no threatened request, application, proceeding, plan, study or effort which would materially adversely affect the present use or zoning of the Property or which would modify or realign any adjacent street or highway.

               I. Except as may be set forth in Schedule 8.1(I), other than the amounts disclosed by current tax bills, true and correct copies of which have been delivered to Buyer, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable.

               J. [Reserved.]

               K. Except as may be set forth in Schedule 8.1(K), or in the written inspection reports (including environmental reports) delivered to Buyer in connection herewith, to Seller’s Knowledge, none of Seller, the Company or any other occupant or user of any of the Property, or any portion thereof, have stored or disposed of (or engaged in the business of storing or disposing of) or have released or caused the release of any hazardous waste, contaminants, oil, radioactive or other material on the Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state, Commonwealth of Puerto Rico or local statutes, laws, ordinances, rules or regulations. To Seller’s Knowledge, except as may be set forth in Schedule 8.1(K), or in the written inspection reports (including environmental reports) delivered to Buyer in connection herewith, the Property is free from any such hazardous waste, contaminants, oil, radioactive and other materials, except any such materials maintained in accordance with applicable law.

               L. To Seller’s Knowledge, except as contained in the written inspection reports (including environmental reports) delivered to Buyer in connection herewith, there are no defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

               M. Except as may be set forth in Schedule 8.1(M), or in the written inspection reports delivered to Buyer in connection herewith, to Seller’s Knowledge, the Property is in good working order and repair, mechanically and structurally sound, free from material defects in materials and workmanship and not subject to any unrepaired casualty.

               N. Except as may be set forth in Schedule 8.1(N):

                    (i) All income and other material Tax Returns that are required to be filed on or before the Closing Date with respect to the Company have been or will be duly and timely filed, and all material Taxes (whether or not shown on such Tax Returns) that are required to be paid with respect to the Company have been or will be duly and timely paid. All such Tax Returns are correct and complete in all material respects. There are no Liens on any of the Company’s assets or properties resulting from any failure (or alleged failure) to pay any Tax, other than Permitted Title Exceptions.

                    (ii) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all material amounts required to be so withheld and paid over under applicable laws.

                    (iii) No U.S. federal, state, Commonwealth of Puerto Rico, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened with regard to any Taxes or Tax Returns with respect to the Company. There is no unresolved dispute or claim concerning any Tax liability of the Company either claimed or raised by any Tax authority in writing.

                    (iv) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company. No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

                    (v) The Company is not a party to, is not bound by and has no obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and the Company has no potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

                    (vi) The Company has not received written notice of any claim made by an authority in a jurisdiction where the Company does not file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

                    (vii) The Real Property constitutes one or more separate parcels for purposes of ad valorem real property Taxes, and is not subject to a lien for non-payment of real property Taxes relating to any other property.

                    (viii) Commencing with the Company’s 2001 taxable year, the Company has had in effect a Special Partnership Election which has not been revoked or altered and remains in full force and effect. No property of the Company is subject to the “built-in-gain” provisions of Section 1397 of the PR Code nor to the recapture provisions of Sections 1117 and/or 1118 of the PR Code.

                    (ix) Seller is a direct, wholly-owned subsidiary of Six Continents Overseas Holdings Limited, a United Kingdom limited company, which is a direct, wholly-owned subsidiary of Six Continents PLC, a United Kingdom corporation, which is a direct, wholly-owned subsidiary of InterContinental Hotels Group, PLC, a publicly traded United Kingdom corporation.

               O. Except as may be set forth in Schedule 8.1(O), or in the written inspection reports delivered to Buyer in connection herewith, there are in effect all material licenses (including liquor licenses, if required), permits and other authorizations necessary for the current use, occupancy and operation of the Property.

               P. The Company has good title to the Personal Property free and clear of all Liens other than Permitted Title Exceptions.

               Q. The Personal Property located at or otherwise used in connection with the Property (i) complies in all material respects with the Inter Continental brand standards and (ii) is otherwise at adequate, appropriate levels and at levels that are at least equal to those found at other InterContinental hotels.

               R. Except as may be set forth in Schedule 8.1(R), or in the written inspection reports (including without limitation environmental reports and reports from ATC Associates, Inc.) delivered to Buyer in connection herewith, to Seller’s Knowledge there exists no violation of any law, regulation, order or requirement issued by any governmental authority against or affecting the Property and neither Seller nor the Company has received any notice or order from any governmental authority requiring any repairs, maintenance or improvements to are Property which have not been fully performed.

               S. [Reserved.]

               T. Except as may be set forth on Schedule 8.1(T), to Seller’s Knowledge, there exists no material default on the part of Seller or the Company with respect to any Permitted Title Exception, other than those defaults which can be cured or discharged by the payment of money and for which an allowance for the payment thereof has been made at Closing.

               U. Each of the financial statements of HHF heretofore delivered to Buyer have been properly prepared in accordance with the Accounting Principles (as defined in the Management Agreement (as defined in the Purchase and Sale Agreement)), is true, correct and complete in all material respects and fairly present the consolidated financial condition of HHF at and as of the dates thereof and the results of its operations for the periods covered thereby. Each of the financial statements for the Hotel heretofore delivered to Buyer has been properly prepared in accordance with the Accounting Principles, is true, correct and complete in all material respects and fairly present the financial condition of the Hotel covered thereby at and as of the dates thereof and the results of their operations for the periods covered thereby.

               V. Neither Seller nor the Company is a debtor in any voluntary or involuntary proceeding in bankruptcy.

               W. Other than the Leases listed in Schedule 8.1(W), the Ground Leases and the Permitted Title Exceptions, there are no contracts or agreements with respect to the use or occupancy of the Property. The copies of the Leases and the Ground Leases heretofore delivered by Seller to Buyer are a true, correct and complete copies thereof; neither the Leases nor the Ground Leases have been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the Company and the tenants (or the ground lessor, as applicable) thereunder. Except as otherwise set forth in Schedule 8.1(W): (i) to Seller’s Knowledge, each of the Leases is in full force and effect on the terms set forth therein and to Seller’s Knowledge each tenant, thereunder is legally required to pay all sums and perform all material obligations set forth therein without concessions, abatements, offsets, defenses or other basis for relief or adjustment; (ii) to Seller’s Knowledge, each of the Ground Leases is in full force and effect on the terms set forth therein and the ground lessors thereunder are legally required to perform all material obligations set forth therein without concessions, defenses or other basis for relief or adjustment; (iii) no such tenant (or ground lessor with respect to the performance of any obligations under the Ground Lease, as applicable) has asserted in writing or, to Seller’s Knowledge, has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Lease (or Ground Lease, as applicable); (iv) the Company has no outstanding obligation to provide any such tenant with an allowance to construct, or to construct at Seller’s expense, any tenant improvements; (v) no such tenant is in arrears in the payment of any sums or in the performance of any material obligation required of it under its Lease beyond any applicable grace period, and no such tenant has prepaid any rent or other charges; (vi) to Seller’s Knowledge, no such tenant or ground lessor, as applicable, has filed a petition in bankruptcy or for the approval of a plan of reorganization or management under the Federal Bankruptcy Code or under any other similar state law, or made an admission in writing as to the relief therein provided, or otherwise become the subject of any proceeding under any federal or state bankruptcy or insolvency law, or has admitted in writing its inability to pay its debts as they become due or made an assignment for the benefit of creditors, or has petitioned for the appointment of or has had appointed a receiver, trustee or custodian for any of its property; (vii) no such tenant or ground lessor, as applicable, has requested in writing a modification of its Lease or Ground Lease, respectively, or a release of its obligations under its Lease or Ground Lease, respectively, in any material respect or has given written notice terminating its Lease or Ground Lease, or has been released of its obligations thereunder in any material respect prior to the normal expiration of the term thereof; (viii) except as set forth in the Leases, no guarantor has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto; (ix) all security deposits paid by tenants, are as set forth in Schedule 8.1(W); (x) all lease commissions due with respect to each of the Leases has been paid, except as otherwise set forth on Schedule 8.1(W); and (xi) the other information set forth in Schedule 8.1(W) is true, correct and complete in all material respects. No default or breach exists under any Lease or Ground Lease on the part of the Company.

               X. The authorized capital stock of the Company consists of five hundred thousand (500,000) shares of common stock, One Hundred and No/Dollars ($100) par value per share, all of which are owned by Seller free and clear of all Liens. Each of the Company Shares has been validly issued and is fully paid and non-assessable with no personal liability attaching to the ownership thereof. No person other than Seller owns beneficially or otherwise an ownership interest in the Company or any right, option or warrant to acquire any form of ownership interest in the Company, and the Company has no commitment to issue any such ownership interest or rights, options or warrants. No securities of the Company are subject to any contractual restrictions, including any preemptive right, right of first refusal or similar agreement. All securities of the Company were issued in compliance with all applicable Federal, Commonwealth of Puerto Rico and local securities laws.

               Y. (i) Each of the financial statements of the Company for the past five fiscal years (copies of which have been provided to Buyer) fairly presents in all material respects the financial position of the Company as of its date or the periods therein set forth, as the case may be, in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved and, with respect to any unaudited interim financial statements, except for the omission of footnote disclosure and, to the extent consistent with generally accepted accounting principles, normally recurring year-end audit adjustments.

                    (ii) Subject to normal year-end adjustments, if any, the books of account and other similar records of the Company are true and complete in all material respects and have been maintained in accordance with sound business practice. The Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that, in all material respects: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               Z. Except for the matters described in Paragraphs 5.1(L) and 5.1(M), the execution, delivery and performance by Seller of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

               AA. The Company is not in violation of, or has never violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. Schedule 8.1 (AA) correctly describes each governmental license, permit, concession or franchise (a “Permit”) material to the business of the Company, together with the name of the governmental agency or entity issuing such Permit.

               BB. As of immediately after the Closing, the Company will not:

(i)	own the assets or retain the liabilities listed on Exhibit D;

(ii)	have any indebtedness or Liabilities of any nature whatsoever (whether actual or contingent), other than such liabilities incurred in the ordinary course of business which are to be paid by Seller or Lessee after the Closing (which shall be paid in accordance with Paragraph 5.2);

(iii)	except as disclosed on Schedule 8.1(BB)(iii), have any litigation, pending or to the Seller’s Knowledge, threatened; or

(iv)	have any employees, consultants or advisors, or any obligations of any nature (whether monetary or otherwise) to any former employees, consultants or advisors.

               CC. Neither the Company, nor any of its predecessors, has ever conducted any business other than owning and operating the Hotel or owned any assets except such assets as were necessary or incidental to owning and operating the Hotel.

               DD. None of this Agreement and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, and with the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

               EE. The Designated Representatives are the persons (either individually or as a whole) to whom any condition which would render any of the statements in Paragraph 8.1 untrue, inaccurate or incorrect in any material respect (without regard to any knowledge qualifier contained in such statement) should be communicated to, directly or indirectly, by any general manager of the Hotel that first knows such condition.

               8.2 [Reserved.]

               8.3 Claims of Breach Prior To Closing. If, at or prior to the Closing, to Seller Knowledge’s, any Seller’s Warranty becomes untrue, inaccurate or incorrect in any material respect (without regard to any materiality or knowledge qualifier contained therein), Seller shall give Buyer written notice thereof within ten (10) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). After the Due Diligence Deadline but prior to the Closing, if to Buyer’s Knowledge any Seller’s Warranty is or becomes untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure (or cause to be cured) such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing upon written notice to Buyer (not to exceed fifteen (15) days) to attempt such cure. Seller shall notify Buyer within three (3) Business Days of its receipt of such notice if Seller has elected to cure such untrue, inaccurate or incorrect Seller’s Warranty. If Seller fails to respond within such time frame, Seller shall be deemed to have declined to cure such untrue, inaccurate or incorrect Seller’s Warranty.

          If any Seller’s Warranty is untrue, inaccurate or incorrect in any material respect as of the date made, and Seller is unable or unwilling to so cure (or cause to be cured) such misrepresentation or breach, then Buyer, as its sole remedy shall elect either (a) to waive such misrepresentation or breach and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to Terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event Buyer shall be entitled to recover from Seller within five (5) days of demand, all of Buyer’s out-of-pocket costs (including legal fees) incurred with respect to the transactions contemplated by this Agreement.

          If Buyer Knows prior to the Closing Date that any Seller’s Warranty becomes untrue, inaccurate or incorrect in any material respect through no fault of Seller, and Seller is unable or unwilling to so cure (or cause to be cured) such misrepresentation or breach, then Buyer, as its sole remedy shall elect either (a) to waive such misrepresentation or breach and consummate the

Transaction without any reduction of or credit against the Purchase Price, or (b) to Terminate this Agreement by written notice given to Seller on or before the Closing Date.

          If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. If on the Closing Date, to Buyer’s Knowledge any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect and Buyer chooses to consummate the Transaction, Buyer waives any right to seek damages against Seller if such breach would otherwise have allowed Buyer to terminate this Agreement pursuant to its terms.

          The untruth, inaccuracy or incorrectness of all Seller’s Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to equal or exceed one hundred thousand dollars ($100,000.00).

               8.4 Survival and Limits On Buyer’s Claims. Seller’s Warranties (other than 8.1(X), 8.1(BB) and 8.1(CC) which shall survive indefinitely; and 8.1(A), 8.1(B), 8.1(C), 8.1(D), 8.1(K), 8.1(N), 8.1(U), 8.1(V), 8.1(Y), 8.1(Z) and 8.1(DD) which shall survive for the duration of the applicable statute of limitations) shall survive the Closing and not be merged therein for a period of one (1) year. Covenants set forth in this Agreement shall survive until fully performed. Notwithstanding the foregoing, with respect to claims first asserted after the thirtieth (30th) anniversary of the Effective Date for breaches of Seller’s Warranties under 8.1(X), 8.1(BB) and 8.1(CC) and any corresponding claims under the Indemnification Agreement, Buyer shall look solely to any collateral hereafter pledged securing Seller’s obligations hereunder for satisfaction of such claim; provided, however, nothing contained herein is intended to, nor shall it, limit or reduce the rights of Buyer’s affiliate under the Management Agreement (as defined in the Purchase and Sale Agreement) or of the Company under the Hotel Lease Agreement or limit or reduce the obligations of any guarantor of either such agreement.

               8.5 Buyer’s Representations and Warranties. Buyer, as of the Effective Date, represents and warrants to Seller as follows, and as a condition precedent to Seller’s obligation to consummate the Transaction at Closing pursuant to the terms of this Agreement, the following representations of Buyer shall be true and correct in all material respects as of the Closing Date:

               A. Status and Authority of Buyer. Buyer is duly organized and validly existing under the laws of the jurisdiction of its formation, and has all requisite power and authority under the laws of such jurisdiction and under its charter documents to enter into and perform its obligations under the Closing Documents to which it is a party and to consummate the transactions contemplated thereby. Buyer is duly qualified and in good standing in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where such failure to qualify would not have a material adverse effect on Buyer or the transactions contemplated hereby.

               B. Action of Buyer. Buyer has taken (or will take, prior to the Closing Date) all necessary action to authorize the execution, delivery and performance of each of the Closing

Documents to which it is a party, and upon the execution and delivery of any document to be delivered by Buyer on or prior to the Closing Date such document shall constitute valid and binding obligation and agreement of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

               C. No Violations of Agreements. Neither the execution, delivery or performance of the Closing Documents by Buyer, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, or charge upon any property or assets of Buyer pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Buyer is bound.

               D. Litigation. To Buyer’s Knowledge, no action or proceeding is pending or threatened, and no investigation looking toward such an action or proceeding has begun, which (a) questions the validity of the Closing Documents or any action taken or to be taken pursuant hereto or (b) is likely to materially and adversely affect the ability of Buyer to perform its obligations hereunder.

               E. Bankruptcy. Buyer is not a debtor in any voluntary or involuntary proceeding in bankruptcy.

               F. Reporting. John Murray is the person to whom any condition which would render any of the statements in this Paragraph 8.5 untrue, inaccurate or incorrect in any material respect (without regard to any knowledge qualifier contained in such statement) should be communicated to, directly or indirectly, by any senior employee of HPT that first knows such condition.

               G. Sophisticated Buyer. Buyer is an experienced investor that specializes in the investment in and ownership of hotel properties in geographically diverse markets. Buyer is a sophisticated real estate owner and investor with particular experience in the acquisition and ownership of hotels similar to the Hotel. Buyer further represents and warrants that it is purchasing the Company Shares solely for investment, with no present intention to resell or distribute within the meaning of the Securities Act. Buyer hereby acknowledges that the Company Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption available under the Securities Act.

          9. Casualty and Condemnation. Seller shall maintain, or cause the Company to maintain, the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date. If after the Effective Date and on or prior to the Closing Date, any portion of the Property is materially damaged or destroyed by fire or other casualty, or there shall be commenced or instituted against the Property any Condemnation Proceeding, Seller shall promptly (and in no event more than two (2) Business Days after the occurrence of such casualty or Condemnation Proceeding) give written notice of such event to Buyer, and the following provisions shall apply notwithstanding the contrary terms of any applicable Laws with respect to the subject matter of Paragraph 9:

               9.1 Major Event. If such damage or destruction or Condemnation Proceeding results in the Hotel becoming Unsuitable for Its Permitted Use, as reasonably determined by Buyer or Seller, (such damage or Condemnation Proceeding shall be referred to as a “Major Event”), then both Buyer and Seller shall have the right to Terminate this Agreement by written notice to the other party given no later than ten (10) Business Days after the giving of Seller’s notice of such event, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer or Seller to make such election. In the case of a Major Event, and so long as neither party has elected to Terminate this Agreement, in addition to the foregoing termination right, Seller or Buyer shall have the option to extend the Closing Date for up to ninety (90) days for the Hotel (to allow Seller to repair/restore the Hotel in a manner satisfactory to Buyer). To the extent that Buyer or Seller elects to postpone Closing pursuant to the provisions of this Paragraph, Buyer shall have the ability to conduct a limited Due Diligence review (such review shall be limited to the conditions directly related to any restoration and repair of the Hotel) with respect to the Hotel up to and including the date that is ten (10) calendar days prior to the extended closing date for the Hotel and Buyer shall have the right to Terminate this Agreement solely as to the Hotel for reasons directly related to any restoration and repair thereof.

               9.2 Closing Despite Casualty/Condemnation. If a casualty or Condemnation Proceeding occurs and neither Buyer nor Seller Terminates this Agreement, then at Closing (a) the conveyance of the Property shall be less such portion of the Property so taken by (or, as applicable, shall be subject to) said Condemnation Proceeding, without adjustment of the Purchase Price, (b) Seller shall assign, or cause to be assigned, to Buyer (without recourse to Seller) all the rights to all awards or insurance proceeds with respect to such casualty or Condemnation Proceeding (except for business interruption coverage with respect to rental payments prior to Closing); (c) Buyer and Seller shall, or shall cause the Lessor and Lessee of the Hotel, to waive any of their respective ability to terminate the Hotel Lease Agreement as to the Hotel as a result of the Hotel being “Unsuitable for Its Permitted Use” pursuant to the terms of the Hotel Lease Agreement; and (d) Seller shall provide a credit at Closing equal to (i) the Company’s deductible under the Company’s insurance policy, plus all proceeds or awards previously paid to the Company with respect to such casualty or Condemnation Proceeding, less (ii) an amount equal to the sum of (A) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller or the Company in connection with receiving such proceeds or award, (B) any portion of any Condemnation Proceeding award that is allocable to loss of use of the Property prior to Closing, and the proceeds of any rental loss, business interruption or similar insurance to the extent allocable to the period prior to the

Closing Date, and (C) the reasonable and actual costs incurred by Seller or the Company in stabilizing and/or repairing the Property following such casualty or condemnation.

          10. Other Conditions to Closing. The obligation of Buyer and Seller to close the Transaction shall be further subject to the satisfaction at or prior to Closing of the conditions precedent set forth in this Paragraph.

               10.1 Conditions to Buyer’s Obligations. The conditions precedent to Buyer’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Buyer in writing, at its sole option.

               A. Representations. Seller’s Warranties shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by Paragraphs 8.2 and 8.3, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

               B. Title Policy. At Closing, Company shall have received from the Title Company the Title Policy (or a specimen or proforma policy thereof or “marked” Title Commitment) together with an irrevocable written obligation of the Title Company to issue a Title Policy in the form of such specimen or proforma policy.

               C. Seller Compliance. Seller shall have performed, and shall have caused the Company and Lessee to have performed, all of the covenants, undertakings and obligations to be performed or complied with by Seller at or prior to the Closing.

               D. Closing Deliveries. Buyer shall have received the closing deliveries listed in Paragraph 6.2 hereof.

               E. Purchase and Sale Agreement. Buyer and Seller Related Parties shall have entered into and consummated (or shall be in the process of consummating simultaneously with this Transaction) the initial closing of the transaction affecting all hotels under the Purchase and Sale Agreement.

               F. Tax Concession/Approval. All actions required to obtain the amendments to the tax concession and the Puerto Rico Tourism Company approval contemplated by Paragraph 5.1(L) shall have been taken, in each case in a manner reasonably satisfactory to Buyer.

               G. Casino License. Lessee shall have obtained the license to operate the Hotel’s casino and shall have taken the actions contemplated by Paragraph 5.1(M).

               H. Pre-Closing Transfer. Seller shall have caused the Company to transfer certain assets and employees and otherwise effectuated the matters set forth in Paragraph 5.1(K) in each case in a manner reasonably satisfactory to Buyer.

               I. Working Capital. The Company shall have Working Capital in the aggregate amount of at least Thirty Two Million Seven Hundred Thousand and No/00 Dollars ($32,700,000.00), plus the sum of (1) any proceeds received by Seller or the Company on account of any claims under property insurance coverage relating to the Property, or comparable coverage, which has not been applied to repair/restore the Property, (2) any proceeds received by Seller or the Company on account of any Condemnation Proceeding relating to the Property which has not been applied to repair/the Property, and (3) an amount equal to the “deductible” which is absorbed by the Company prior to claiming an insured loss under property insurance coverage relating to the Property, or comparable coverage for which proceeds have been paid under (1) above, which has not been applied to repair/restore the Property .

               J. Governmental Approvals. Any other approvals from federal, state, Commonwealth of Puerto Rico or local government authorities required as a result of the Transactions contemplated hereby, including if applicable any approvals required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (“HSR”), shall have been obtained.

               10.2 Conditions to Seller’s Obligations. The conditions precedent to Seller’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Seller in writing, at its sole option:

               A. Representations. Buyer’s warranties set forth in Paragraph 8.5, shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by this Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

               B. Buyer Compliance. Buyer shall have performed all of the covenants, undertakings and obligations to be performed or complied with by Buyer at or prior to the Closing.

               C. Purchase and Sale Agreement. Buyer and the Seller Related Parties shall have entered into and consummated (or shall be in the process of consummating simultaneously with this Transaction) the initial closing of the transaction affecting all hotels under the Purchase and Sale Agreement.

               D. Closing Deliveries. Seller shall have received the closing deliveries listed in Paragraph 6.3 hereof.

               E. Casino License. Lessee shall have obtained the license to operate the Hotel’s casino and shall have taken the actions contemplated by Paragraph 5.1(m).

               F. Governmental Approvals. Any other approvals from federal, state, Commonwealth of Puerto Rico or local government authorities required as a result of the Transactions contemplated hereby, including if applicable any approvals required by the HSR, shall have been obtained.

               10.3 Waiver of Conditions. No waiver of a closing condition by either party shall limit its rights to seek indemnification or any other legal remedy available to such party.

          11. Transaction Issues: Brokers, Confidentiality and Indemnity.

               11.1 Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any other party claiming to have represented Buyer as broker in connection with the Transaction.

               11.2 Publicity. Except for the Press Releases or Public Announcements the forms of which are attached hereto as Exhibit M, or if no such forms are attached, such other forms as are reasonable under the circumstances or as may be required by law or as may be reasonably necessary, on a confidential basis, to inform any rating agencies, potential sources of financing, financial analysts, to perform its obligations and duties contained in this Agreement or to receive legal, accounting and/or tax advice, the parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that, if such information is required to be disclosed by law, the party so disclosing the information shall use reasonable efforts to give notice to the other parties as soon as such party learns that it must make such disclosure.

          Buyer acknowledges that certain Ground Leases that affect the Hotel require landlord consent to any assignment of those rights and/or release of the Company or Seller from continued liability under such lease. Buyer hereby consents to Seller’s disclosure to any such landlords of Buyer’s identity and financial information. Buyer agrees to cooperate (at no material cost and expense) with Seller and any such landlord and to provide such Buyer financial information as may be reasonably requested by such landlord in order to consent to the proposed assignment.

               11.3 Indemnity. Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Paragraph 11.2 or (b) the entry on the Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

          12. Default At or Prior to Closing.

               12.1 Buyer Default. If Buyer defaults in the observance or performance of its covenants and obligations hereunder, and such default continues for five (5) Business Days after the date of receipt of written notice from Seller demanding cure of such default, provided Seller is not in default, Seller shall be entitled, as its sole and exclusive remedy hereunder, to Terminate this Agreement by written notice to Buyer of such termination and, provided the deposit contemplated by Paragraph 18 of the Purchase and Sale Agreement, as amended from time to time, has not been posted by Buyer, to receive liquidated damages equal to five percent (5%) of the Purchase Price on or prior to the Closing Date as full liquidated damages for such default of Buyer, the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by Seller upon Buyer’s default, that such liquidated damages are intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate Seller’s actual damages which would be suffered by Seller in the event of default by Buyer. Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including any indemnification provisions set forth in this Agreement, Seller’s right to Terminate this Agreement is Seller’s sole and exclusive remedy in the event of a default under this Agreement by Buyer, and Seller hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue Buyer for damages, (2) any right to sue Buyer for specific performance, or (3) any other right or remedy which Seller may otherwise have against Buyer, either at law, or equity or otherwise. To the extent that Seller’s Related Party is entitled to the deposit in accordance with the Purchase and Sale Agreement, Seller shall not be able to receive any damages hereunder for Buyer’s breach of the terms hereof.

               12.2 Seller Default. If Seller defaults in the observance or performance of its covenants and obligations hereunder, and such default continues for the greater of five (5) Business Days after the date of receipt of written notice from Buyer demanding cure of such default, then Buyer shall be entitled either, at Buyer’s option, (i) without waiving the right to elect the option to Terminate this Agreement, to sue Seller for specific performance of this Agreement, but only if such suit is filed within one hundred eighty (180) days after the occurrence of Seller’s alleged default, unless Buyer is legally precluded from bringing such suit pursuant to bankruptcy law requirements within such one hundred and eighty day period or (ii) to Terminate this Agreement by the delivery to Seller of notice of such termination and Buyer shall be entitled to all of its out-of pocket costs (including legal fees) incurred in connection with the transactions contemplated by this Agreement payable within five (5) days of demand; provided however that Buyer shall not be able to recover any of its out-of-pocket costs (including legal fees) to the extent Seller fails or is unable to deliver any Ground Lease Estoppel Certificate pursuant to Paragraph 5.1(N), so long as such failure or inability is not due to the fault of Seller. Prior to the Closing, Buyer’s rights to so Terminate this Agreement or sue for specific performance, are Buyer’s sole and exclusive remedies hereunder in the event of a default hereunder by Seller, and Buyer hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue for damages, or (2) any other right or remedy which Buyer may otherwise have against Seller either at law, in equity or otherwise. Buyer agrees that its failure to timely commence an action for specific performance within the period noted above shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

          13. Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Buyer under this Agreement shall be properly given only if made in writing and sent by (a) hand delivery, (b) certified mail, return receipt requested, (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air or Airborne Express), or (d) telecopying to the telecopy number listed below (provided that a copy of such notice is also sent within one Business Day to the party by one of the other methods listed herein), with all postage and delivery charges paid by the sender and addressed to the Buyer or Seller, as applicable as set forth below, or at such other address (or telecopy number) as each may request in writing in accordance with the provisions hereof. Such notices delivered by hand, by telecopy, or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon the earlier of actual receipt or two days after mailing. Said notice addresses are as follows (and Seller and Buyer shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

If to Seller:	InterContinental Hotels Group Three Ravinia Drive Suite 100 Atlanta, Georgia 30346-2121 Attention: Robert Chitty Telephone No.: (770) 604-5321 Telecopy No.: (770) 604-5075

With a copy to:	InterContinental Hotels Group Three Ravinia Drive Suite 100 Atlanta, Georgia 30346-2121 Attention: Legal Dept. - Paul Huang Telephone No.: (770) 604-2644 Telecopy No.: (770) 604-5075

With a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309-3424 Attention: Timothy J. Pakenham Telephone No.: (404) 881-7755 Telecopy No.: (404) 881-7777

If to Buyer:	Hospitality Properties Trust 400 Centre Street Newton, MA 02458 Attention: John Murray Telephone No.: (617) 964-8389 Telecopy No.: (617) 969-5730

With a copy to:	Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Attention: Warren M. Heilbronner Telephone No.: (617) 338-2946 Telecopy No.: (617) 338-2880

          14. General Provisions.

               14.1 Execution Necessary. This Agreement shall not be binding upon Seller or Buyer, respectively, until fully executed and delivered by a proper official of Seller, or Buyer, respectively, and no action taken by either of their representatives shall be deemed an acceptance of this Agreement until this Agreement has been so executed by them and delivered to each other.

               14.2 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.

               14.3 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Buyer shall not have the right to assign or delegate any right, duty or obligation of Buyer under this Agreement in whole or in part to any other party other than its affiliates without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Buyer shall have the right to cause Seller to transfer the Company Shares or portions thereof to an affiliate of Buyer which is wholly owned by Buyer or wholly owned by the owners of Buyer, or to an affiliate which is owned, in part, by Buyer and which is controlled by Buyer as to property, operating and management issues, and which affiliate shall be designated in writing by Buyer, together with delivery to Seller of evidence reasonably satisfactory to Seller of the valid legal existence of Buyer’s assignee, its qualification (if necessary) to do business in the jurisdiction in which the Property is located and of the authority of Buyer’s affiliate to execute and deliver any and all documents required of Buyer under the terms of this Agreement, which items shall be received by Seller not less than three (3) Business Days prior to the Closing Date. Notwithstanding the foregoing, the exercise of such right by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such affiliate from the waivers, acknowledgements and agreements of Buyer set forth herein, all of which are binding upon the affiliate(s) of Buyer. In the event of any permitted designation by Buyer, any affiliate shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

               14.4 Governing Law. This Agreement shall be governed by the laws of the State of New York.

               14.5 Entire Agreement. This Agreement and all the exhibits and schedules referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding (including without limitation any letter of intent or similar proposals or correspondence between Buyer and Seller pertaining to any of the matters connected with this Transaction shall be effective for any purpose. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

               14.6 Time is of the Essence. TIME IS OF THE ESSENCE of the Transaction and this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

               14.7 Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. Even though the defined term for a party hereunder may be used in the singular in this Agreement such term shall also include any other person or entity jointly and severally included within such definition. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

               14.8 Further Assurances. Each party agrees to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

               14.9 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than Buyer and Seller (and their permitted successors or assigns) hereto any right, remedy or claim under or by reason of this Agreement. Except as set forth herein, all terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto and may not be assigned.

               14.10 Partial Invalidity. If all or any portion of any of the provisions of this Agreement shall be declared invalid by Laws applicable thereto, then the performance of said offending provision shall be excused by the parties hereto; provided, however, that, if the performance of such excused provision affects any material aspect of this Transaction, the party for whose benefit such excused provision was inserted may request that the other party enter into a modification or separate agreement which sets forth in valid fashion the substance of such offending provision in a manner which counsel to both parties determine is valid.

               14.11 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by Seller or Buyer of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Buyer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Buyer of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

               14.12 Rights Cumulative. All rights, powers, options or remedies afforded to Seller or Buyer either hereunder or by Law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by Law, unless expressly provided to the contrary herein.

               14.13 Attorney’s Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorneys’ fees, expended or incurred in connection therewith.

               14.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

               14.15 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy or other electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronic signature and shall accept the telecopied or electronic signature of the other party to this Agreement.

               14.16 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, (a) if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens against the Owned Real Property if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Paragraph 12.2 hereof, and (b) Buyer shall be entitled to file a copy of all or a portion of this Agreement (or make specific reference hereto) with the Securities and Exchange Commission in connection with any of its filings required by Law or regulation pertaining thereto.

               14.17 Exhibits and Schedules. All exhibits and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

               14.18 Jurisdiction. With respect to any suit, action or proceedings relating to the Transaction, this Agreement, the Property or the relationship of Buyer and Seller hereunder (“Proceedings”) each party irrevocably (a) submits to the exclusive jurisdiction of the Courts of the County of New York, State of New York and the United States District Court for the Southern District of New York, and (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party. The provisions of this Paragraph shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

               14.19 Currency. Each reference herein to any dollar amount is a reference to such amount of United States dollars.

          15. Additional Termination Rights. (a) If the Transaction has not occurred on or prior to December 31, 2005, other than by reason of a default by a party hereto, and unless mutually extended by the parties hereto, this Agreement shall automatically Terminate and this Agreement shall be of no force and effect between the parties except for those obligations which survive such termination. (b) If any condition to the Closing is not satisfied or waived by March 31, 2005 either party, so long as such party is not in default hereunder, may Terminate this Agreement by written notice to the other party (subject to any rights of such non-defaulting party hereunder) and this Agreement shall be of no force and effect between the parties except for those provisions which expressly survive such termination. (c) On or before the Closing Date, if the Purchase and Sale Agreement is terminated then this Agreement shall also Terminate, provided however that if such termination results from (i) a default by a “Seller” thereunder, then Buyer shall have all of its rights hereunder against Seller as if Seller was in default hereunder; or (ii) a default by the “Buyer” thereunder, then Seller shall have all of its rights hereunder against Buyer as if Buyer was in default hereunder.

          16. Limitation of Liability. No advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of Buyer or Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times heretofore or hereafter. In no event shall any of Buyer or Seller be entitled to punitive, consequential or special damages under this Agreement, and each of Buyer and Seller hereby waives any right to claim, pursue or collect same. The provisions of this Paragraph shall survive any termination of this Agreement and the Closing hereunder.

          17. Conflicting Terms. Seller acknowledges that certain provisions in this Agreement and the Indemnification Agreement may be inconsistent or may conflict with one another. In the event of an inconsistency or conflict between the terms of this Agreement and the terms of the Indemnification Agreement, the terms of the Indemnification Agreement shall control.

          18. Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING BUYER, COPIES OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT, AND SELLER HEREBY AGREES THAT, THE NAME “HPT IHG-2 PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF BUYER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, BUYER. ALL PERSONS DEALING WITH BUYER, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF BUYER, FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[Signatures on the Following Page]

     IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement under seal as of the day and year first above written.

SELLER: SIX CONTINENTS INTERNATIONAL HOLDINGS B.V., a Netherlands closed limited liability company
By:
Robert Chitty, its attorney-in-fact
pursuant to a power of attorney dated July 12, 2004

BUYER: HPT IHG-2 PROPERTIES TRUST, a Maryland real estate investment trust
By:
	Name:	John G. Murray
	Title:	President

[Signature Page to Amended and Restated Stock Purchase Agreement]

SCHEDULE A

attached to and made a part of that certain:
Amended and Restated Stock Purchase Agreement
by and between

SIX CONTINENTS INTERNATIONAL HOLDINGS B.V.

as Seller

and

HPT IHG-2 PROPERTIES TRUST

as Buyer

Dated as of February 9, 2005

          “Adjusted Purchase Price” is defined in Paragraph 3 of this Agreement.

          “Agreement” shall mean this Amended and Restated Stock Purchase Agreement between Seller and Buyer including all schedules, exhibits and other attachments hereto, and documents incorporated herein by reference.

          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts or the State of Georgia are authorized by law or executive action to close.

          “Buyer” shall mean the buyer referenced in the first paragraph of this Agreement.

          “Buyer’s Diligence Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with Buyer’s Due Diligence.

          “Buyer’s Knowledge” or “Buyer Knows” shall mean the actual (and not the imputed or constructive) knowledge of John Murray of Buyer.

          “Buyer’s Representatives” shall mean Buyer’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, lenders, investors, contractors, architects and engineers.

          “Closing” shall mean the consummation and closing of the Transaction.

          “Closing Agent” shall mean the Title Company or such other party as is selected by Buyer and Seller to fund the Closing in escrow.

          “Closing Date” shall mean the date on which the Closing occurs, which shall be on or before the Closing Deadline as defined in Paragraph 1.1 of this Agreement.

          “Closing Deadline” is defined in Paragraph 1.1 of this Agreement.

          “Closing Documents” shall mean the documents and instruments delivered by Buyer and Seller, in order to consummate the Transaction.

          “Company” is defined in the Recitals to this Agreement.

          “Company Shares” is defined in the Recitals to this Agreement.

          “Condemnation Proceeding” shall mean any proceeding in condemnation, expropriation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Property.

          “Confidential Materials” shall mean excerpts of any books, computer software, databases, records or files (whether in a electronic or printed format) that consist of or contain any of the following: appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Company Shares by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, the Company, or any of their respective affiliates and correspondence between or among such parties; or other information or materials in the possession or control of Seller, any direct or indirect owner of any beneficial interest in Seller, the Company or the Company’s property manager which such party deems proprietary or confidential.

          “Contracts” shall mean all contracts respecting leasing, management, maintenance or operation of the Real Property, including, but not limited to, equipment leases, agreements with respect to building systems, service, construction, and maintenance contracts, but specifically any license to the Company of computer hardware, software or systems. A summary list of the Contracts (including identity of contract parties and type of service) is shown on Exhibit L and made a part hereof.

          “Designated Representatives” shall mean Robert Chitty, Robert Gunkel and Thomas Brettschneider, each of IHG.

          “Due Diligence” shall mean the investigation by Buyer and Buyer’s Representatives of the feasibility and desirability of acquiring the Property as a result of Buyer’s purchase of the Company Shares, including all audits, surveys, examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, investigations and verifications with respect to the Property, the Property Documents, title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, the economic status of the Property, and other information and documents regarding the Property, including, but not limited to, investigations of the legal and physical status of the Property by such consultants, engineers, architects and/or entomologists as Buyer requires, tests and assessments with respect to environmental matters, soil tests, asbestos analysis, mold analysis, structural review, examination of title to the Property, preparation of a Survey of the Land, and verification of all information made or to be made available to Buyer with respect to Property.

          “Due Diligence Deadline” is defined in Paragraph 1.1 of this Agreement.

          “Effective Date” shall mean December 17, 2004, the date of the Original Agreement.

          “Excluded Property” shall mean the assets to be transferred by the Company pursuant to clause (1) of Paragraph 5.1(K).

          “GAAP” is defined in Paragraph 8.1(Y) of this Agreement.

          “Governing Documents” shall mean the certificate or articles of incorporation, bylaws, declaration of trust, formation or governing agreement or other charter documents or organizational or governing documents or instruments.

          “Ground Lease” shall mean the ground leases granting the Company’s interest in the Leased Real Property.

          “Ground Lease Estoppel Certificate” is defined in Paragraph 5.1(N) of this Agreement.

          “HHF” is defined in the Recitals to this Agreement.

          “Hotel” is defined in the Recitals to this Agreement.

          “Hotel Lease Agreement” is defined in the Recitals to this Agreement.

          “IHG” shall mean InterContinental Hotels Group PLC, a corporation organized under the laws of the United Kingdom.

          “Indemnification Agreement” is defined in the Recitals to this Agreement.

          “Land” shall mean those certain tracts or parcels of land (whether owned or leased), more particularly described on Exhibit A.

          “Law” shall mean any federal, state, Commonwealth of Puerto Rico, local or foreign law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, including common law.

          “Lease Recording Charges” is defined in Paragraph 6.2(H).

          “Leased Real Property” is defined in the Recitals to this Agreement.

          “Leases” shall mean all leases, subleases, rental agreements and other occupancy agreements for the use or occupancy of any portion of the Real Property, or improvements located thereon, if any, together with all amendments to, modifications of, renewals and extensions thereof, but excluding the Hotel Lease Agreement.

          “Lessee” is defined in the Recitals to this Agreement.

          “Lessor” is defined in the Recitals to this Agreement.

          “Liabilities” shall mean any and all direct or indirect damages, demands, claims, payments, problems, conditions, obligations, actions or causes of action, assessments, losses, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, penalties, interest on any amount payable to a third party, lost income and profits, and any legal or other expenses (including, without limitation, reasonable attorneys’ fees and expenses) reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability. In no event shall “Liabilities” include the right of the Buyer, Seller or the Company to collect punitive, consequential, or special damages under this Agreement, and each of Buyer, Seller and the Company, by and through the Seller, waive any right to collect the same.

          “Lien” shall mean any mortgage, charge, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due Taxes, past-due assessments, contractor’s lien, materialmen’s lien, construction lien, judgment or similar encumbrance against the Property or the Company Shares of a monetary nature.

          “Major Event” is defined in Paragraph 9.1 of this Agreement.

          “Other Interests” shall mean the following other interests of Seller in and to the Real Property, Leases, Contracts, or Personal Property, or pertaining thereto: (a) to the extent that the same are in effect as of the Closing Date, any licenses (but excluding any franchise license rights or liquor licenses), permits and other written authorizations necessary for the use, operation or ownership of the Real Property, and (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

          “Owned Real Property” is defined in the Recitals to this Agreement.

          “Permit” is defined in Paragraph 8.1(AA) of this Agreement.

          “Permitted Title Exceptions” shall mean, subject to Buyer’s rights to review and make objection to the status of title and survey as set forth in this Agreement, and the right of Buyer to Terminate this Agreement pursuant to Paragraph 4.5 if the Due Diligence is not satisfactory, the following: (a) the Leases and any new Leases entered into between the Effective Date and the Closing Date in accordance with the terms of this Agreement; (b) all Liens for real estate Taxes and assessments not yet due and payable as of the Closing Date; (c) local, state, federal or foreign (if applicable) zoning and building Laws; (d) the Record Exceptions disclosed by the Title Commitment and not Removed or required to be Removed as provided in Paragraph 4 hereof; (e) the state of facts disclosed by a current Survey of the Land obtained by Buyer and not Removed or required to be Removed as provided in Paragraph 4 hereof; and (f) any other matters approved as Permitted Title Exceptions in writing by Buyer prior to Closing or deemed approved as Permitted Title Exceptions pursuant to this Agreement.

          “Personal Property” shall mean (a) all Property Documents; (b) all keys and combinations to all doors, cabinets, safes, enclosures and other locking items or areas on or about the Property and any improvement on the Land; (c) the food and beverage inventory of the Hotel; and (d) all tangible personal property, including, but not limited to, all “Inventories”, as such term is defined in the Uniform System of Accounts, and all other tools, vehicles, supplies, artwork, furniture, furnishings, machinery, equipment, specialized hotel equipment and other tangible personal property, in each case, owned or leased by Seller (in its own name or by and through the Company) in connection with the ownership, operation or maintenance of the Hotel, including without limitation all china, glassware, silverware, linens, towels, curtains, uniforms, works of art, engineering, maintenance, and housekeeping supplies, draperies, materials and carpeting, used or intended for use, but not for sale, in connection with the operation of the Hotel, all equipment used in the operation of the kitchen, dining rooms, lounges, bars, laundry, dry cleaners, lobby, reservation desk and all supplies, merchandise, food and beverages held for sale in connection with the operation of the Hotel, which are on hand on the Effective Date; but specifically excluding (i) any Confidential Materials and (ii) any computer hardware, software, or system that is licensed to Seller.

          “PR Code” is defined in Paragraph 6.2P of this Agreement.

          “Proceedings” is defined in Paragraph 14.18 of this Agreement.

          “Property” shall mean the Real Property, the Leases, the Contracts, the Personal Property and the Other Interests, but specifically excluding any right or interest to any liquor license rights and intellectual property.

          “Property Documents” shall mean all books, records and files of Seller and the Company and of the management agent for the Property related to the Property (other than Confidential Materials; provided, however that Seller shall make available extracts of non-confidential information contained in such books, records or files).

          “Purchase and Sale Agreement” is defined in the Recitals to this Agreement.

          “Purchase Price” is defined in Paragraph 3 of this Agreement.

          “Real Property” shall mean the Land, including, without limitation, (a) the Hotel and any other buildings located on the Land and all other improvements, (b) all easements and rights-of-way, appurtenant to the Land and other easements, rights-of-way, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Land whether or not situated upon the Land, including, without limitation, signage rights and parking rights or agreements, all whether or not specifically referenced on Exhibit A, (c) all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land, (d) all right, title and interest, if any, of the owner of the Land in and to any and all strips and gores of land located on or adjacent to the Land, and (e) all right, title and interest of the owner of the Land in and to any roads, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land.

          “Record Exceptions” shall mean all instruments recorded in the real estate records of the locality in which the Land is located which affect the status of title to the Real Property or which affect the recordation of any Ground Lease with a first priority rank on the Leased Real Property.

          “Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Title Policy, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

          “Required Removal Items” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer’s Representatives, and (b) are either: (i) Liens evidencing monetary encumbrances (other than liens for general real estate Taxes or assessments not yet due and payable) which can be Removed by payment of liquidated amounts, (ii) liens or encumbrances (including, but not limited to, monetary liens) created by Seller or the Company after the Effective Date and not consented to or deemed consented to by Buyer; or (iii) items which Seller has agreed to Remove pursuant to Paragraph 4.3 of this Agreement.

          “Securities Act” is defined in Paragraph 5.4 of this Agreement.

          “Securities Exchange Act” is defined in Paragraph 5.4 of this Agreement.

          “Seller” shall mean the Seller referenced in the first paragraph of this Agreement.

          “Seller Parties” shall mean and include, collectively, (a) Seller; (b) the Company (c) counsel to Seller and/or the Company; (d) any Broker retained by Seller or the Company; (e) the Company’s property manager; (f) any direct or indirect owner of any beneficial interest in Seller; (g) any officer, director, employee, or agent of Seller or the Company, or their counsel; and (h) any other entity or individual affiliated or related in any way to any of the foregoing.

          “Seller Related Parties” is defined in the Recitals to this Agreement.

          “Seller Related Party” is defined in the Recitals to this Agreement.

          “Seller’s Broker” shall mean The Plasencia Group, Inc.

          “Seller’s Knowledge” shall mean the actual (and not the imputed or constructive) knowledge of the Designated Representatives.

          “Seller’s Warranties” shall mean Seller’s representations and warranties set forth in this Agreement as the same may be modified or waived by Buyer pursuant to this Agreement.

          “Special Partnership Election” is defined in Paragraph 6.2P of this Agreement.

          “Survey” shall mean a survey of the Land obtained by Buyer pursuant to Paragraph 4.

          “Tax” shall mean any and all federal, state, Commonwealth of Puerto Rico, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, Section 59A of the Internal Revenue Code of 1986, as amended, or windfall profit tax, custom, duty, value added, volume of business or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax.

          “Tax Return” shall mean any return, claim, election, information return, declaration, report, statement and other document required to be filed in respect of Taxes.

          “Tenant” shall mean a tenant under a Lease; collectively, all tenants under the Leases are referred to as the “Tenants.”

          “Tenant Estoppel Certificate” is defined in Paragraph 5.1(N).

          “Terminate” shall mean the termination of this Agreement, by Buyer or Seller as applicable as set forth in this Agreement, in which event thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth in this Agreement expressly survives termination hereof.

          “Title Commitment” shall mean the commitment of the Title Company to issue the Title Policy.

          “Title Company” shall mean Chicago Title Insurance Company.

          “Title Objections” shall mean any defects in title (including any Record Exceptions which are not acceptable to Buyer) or Survey (including the description of the Land) which may be revealed by Buyer’s examinations thereof to which Buyer timely objects in accordance with the terms of Paragraph 4.3.

          “Title Policy” shall mean the ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company in the amount of the Purchase Price and in the form of the Title Commitment, and containing, unless prohibited by applicable statutes or regulations, such non-imputation and such other endorsements reasonably required by Buyer.

          “Transaction” shall mean the purchase of the Company Shares by Buyer and the other transactions contemplated by this Agreement.

          “Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, prepared by The Hotel Association of New York City, Inc., in effect as of the date hereof.

          “Unsuitable for Its Permitted Use” shall mean a state or condition of the Hotel such that (a) following any damage or destruction to the Hotel, the Hotel cannot be operated in the good faith judgment of Buyer or Seller on a commercially practicable basis and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction within twelve (12) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover rent and other costs related to the Hotel following such damage or destruction, or (b) as the result of a partial taking by condemnation, the Hotel cannot be operated, in the good faith judgment of Buyer or Seller on a commercially practicable basis in light of then existing circumstances.

          “Working Capital” shall mean cash on deposit in same day funds with a U.S. bank of national reputation reasonably acceptable to Buyer, free and clear of all Liens.